EXHIBIT 10.1

SERVICE AGREEMENT

This Service Agreement (this “Agreement”) is entered into as of July 20, 2026 (the “Effective Date”), by and between:

Apex Tech Acquisition Inc., a Cayman Islands exempted company (the “Company”); and

Florence Ng (“Executive”).

1. Appointment

The Company hereby appoints Executive to serve as its Chief Executive Officer, and Executive accepts such appointment, subject to the terms and conditions of this Agreement.

2. Services

Executive shall faithfully perform the duties and responsibilities of Chief Executive Officer and shall devote such time and attention as is reasonably necessary for the performance of her duties. Executive shall report directly to the Board of Directors of the Company and shall perform such additional duties as may reasonably be assigned by the Board from time to time.

3. Compensation

(a) Base Salary. Executive shall receive a base salary of US$5,000 per month, payable in accordance with the Company’s normal payroll practices.

(b) deSPAC Completion Bonus. Upon the successful consummation of the Company’s initial business combination (deSPAC transaction), the Company shall pay Executive a one-time bonus of US$400,000, payable within thirty (30) days following the closing of the deSPAC transaction, in cash, equity securities of the Company, or a combination thereof.

(c) Expenses. The Company shall reimburse Executive for all reasonable business expenses incurred in connection with the performance of her duties, subject to the Company’s reimbursement policies.

4. Term and Termination

This Agreement shall commence on the Effective Date and shall continue until terminated by either party upon thirty (30) days’ written notice, unless terminated earlier in accordance with applicable law.

Termination of this Agreement shall not affect any compensation or reimbursement accrued prior to the effective date of termination, including any deSPAC Completion Bonus that has become payable.

5. Confidentiality

Executive shall keep confidential all non-public information concerning the Company and shall not disclose such information except as required in the performance of her duties or as required by law.

6. Indemnification

To the fullest extent permitted by applicable law and the Company’s organizational documents, the Company shall indemnify Executive against claims arising from the good faith performance of her duties as Chief Executive Officer. Executive shall also be entitled to coverage under any directors’ and officers’ liability insurance maintained by the Company.

7. Miscellaneous

This Agreement shall be governed by the laws of the State of New York, without regard to its conflict of laws principles.

This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior understandings relating thereto.

This Agreement may be amended only by a written instrument signed by both parties.

8. Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

APEX TECH ACQUISITION INC.

By _____________________

Name: Shaoren Liu

Title: Director

Date: July 20, 2026

Accepted and Agreed:

________________________

Florence Ng

Date: July 20, 2026

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